Exhibit 99.1

News Release

Contact:	Jon D. Drake Senior Director of Investor Relations Alamosa Holdings, Inc. 806-722-1455 jdrake@alamosapcs.com

ALAMOSA ANNOUNCES PROPOSAL
TO COMBINE WITH AIRGATE PCS

Schedules Conference Call at 11AM EST to Discuss Merits of Offer

LUBBOCK, Texas (November 22, 2004) – Alamosa Holdings, Inc. (Nasdaq: APCS) today released a letter dated October 22, 2004 from David E. Sharbutt, Chairman and Chief Executive Officer of Alamosa, to Thomas M. Dougherty, Chief Executive Officer of AirGate PCS, Inc., in which Alamosa proposed to combine with AirGate in a stock-for-stock merger in which AirGate stockholders would receive 2.8 Alamosa shares in exchange for each of their AirGate shares.

"Since the middle of this year we have attempted to engage AirGate's management in discussions regarding a combination of our two companies," stated Mr. Sharbutt. "When we sent this letter to AirGate four weeks ago, we considered releasing it publicly so that AirGate shareholders would have this important information about their company. However, AirGate requested that we first give them an opportunity to consider and respond to our proposal. We decided to release the details of our proposal now because we believe that AirGate is not giving serious consideration to our offer.

"We believe our proposal represents a full and fair price for AirGate shareholders and provides them with a significant opportunity to participate as a shareholder in the growth of Alamosa going forward. As mentioned in our letter, a combination of Alamosa and AirGate would create the premier Sprint PCS Affiliate with over 23 million total POPs, over 18 million covered POPs and over 1.25 million subscribers. We believe the increased scale of the combined company will provide meaningful operational and financial benefits to both companies and their shareholders. In addition, with a significantly increased market capitalization, the combined company's common stock will provide AirGate shareholders with a substantially more liquid security and should appeal to a broader investor group going forward. Alamosa has a proven track record of successfully integrating acquisitions and delivering operating results and we are confident we can successfully integrate AirGate into our operations to the benefit of all shareholders.

"We are eager to move forward with our proposed combination with AirGate, and we urge AirGate shareholders who are interested in such a combination to share their views about the future of their company with AirGate's management and directors.

Our proposal will expire at the close of business on Monday, December 6, 2004, unless at that time we are actively engaged in substantial and meaningful negotiations with AirGate regarding a definitive transaction."

CONFERENCE CALL

Alamosa has scheduled a conference call, to further discuss this release and its proposal to combine with AirGate, which will be broadcast live over the Internet, on Monday, November 22, 2004 at 11:00 a.m. EST. To participate in the call, dial (913) 981-4911 and ask for the Alamosa call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company's Web site at www.alamosapcs.com or www.fulldisclosure.com. The Company is also providing an accompanying slide presentation on its website. To listen to the live call online, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the broadcast will not be available after the call.

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The following is the complete text of the letter dated October 22, 2004 from Mr. Sharbutt of Alamosa to Mr. Dougherty of AirGate:

[Alamosa Letterhead]

October 22, 2004

Thomas M. Dougherty
Chief Executive Officer and Director
AirGate PCS, Inc.
233 Peachtree St. NE
Harris Tower Suite 1700
Atlanta, GA 30303

Dear Tom:

I appreciated having the opportunity to speak with you regarding a business combination involving our respective companies. As I mentioned to you in our discussions, my board of directors and management team have given significant consideration to a combination of AirGate with Alamosa and have concluded that both organizations and their shareholders stand to realize substantial benefits from such a combination.

On behalf of Alamosa, I submit for consideration by you and your board of directors a proposal for the combination of Alamosa and AirGate in a stock-for-stock merger pursuant to which AirGate stockholders would receive 2.8 Alamosa shares in exchange for each of their AirGate shares. In addition, we would consider paying a significant portion of the consideration in cash rather than stock. Our proposal provides compelling value to your stockholders and the opportunity to continue to participate in the upside available to Alamosa stockholders.

A merger of our two companies would create the premier Sprint PCS Affiliate with over 23 million total POPs, over 18 million covered POPs and approximately 1.188 million subscribers. We believe that the increased scale of our combined company will provide meaningful operational and financial benefits. In addition, with the significantly increased market capitalization, the combined company's common stock should appeal to a broader investor group going forward and provide your stockholders with a substantially more liquid market.

We have discussed with our advisors the various legal, financial and other requirements associated with this proposal and do not anticipate any difficulty in the prompt completion of due diligence, negotiation of a definitive agreement and consummation of this merger. We have taken the appropriate steps to maintain the confidentiality of this letter, and we believe that you are under no legal obligation to publicly disclose either this letter or its contents.

I am confident that you and your board of directors will view our proposal as a unique opportunity for AirGate stockholders to realize substantial value for their shares in a transaction that entails little execution risk and provides an opportunity to share in the growth prospects of the combined company. We are prepared to meet with you, your management team, your board and your advisors to quickly move forward. We are prepared to address any concerns that you may have and believe that there are no issues that we cannot resolve together.

I look forward to hearing from you shortly.

Sincerely,

/s/ David E. Sharbutt

David E. Sharbutt
Chairman and Chief Executive Officer
Alamosa Holdings, Inc.

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ABOUT ALAMOSA

Alamosa Holdings, Inc. is the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE: FON), which operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois and California. Alamosa's territory includes licensed population of 15.8 million residents.

ABOUT SPRINT

Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With more than $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local communications services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com

FORWARD LOOKING STATEMENTS AND OTHER INFORMATION

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (1) statements about the benefits of the proposed merger between Alamosa Holdings, Inc. ("Alamosa") and AirGate PCS, Inc. ("AirGate"), including future financial and operating results; (2) statements with respect to Alamosa's plans, objectives, expectations and intentions and other statements that are not historical facts; and (3) other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. Such statements are based upon the current beliefs and expectations of Alamosa's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the businesses of Alamosa and AirGate may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected combination benefits from the Alamosa/AirGate transaction may not be fully realized or realized within the expected time frame; (3) the failure of AirGate and Alamosa stockholders to approve the merger and/or the failure to obtain approvals from regulators or other groups; (4) disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; (5) Alamosa's and AirGate's dependence on their affiliation with Sprint; (6) shifts in populations or network focus; (7) changes or advances in technology; (8) changes in Sprint's national service plans or fee structure with Alamosa or AirGate; (9) change in population; (10) difficulties in network construction; (11) increased competition in Alamosa's and AirGate's markets; and (12) adverse changes in financial position, condition or results of operations. Additional factors that could cause Alamosa's results to differ materially from those described in the forward-looking statements can be found in the 2003 Annual Report on Form 10-K and in the Quarterly Reports on Form 10-Q of Alamosa filed with the Securities and Exchange Commission (the "Commission") and available at the Commission's internet site (http://www.sec.gov). The forward-looking statements in this document speak only as of the date of the document, and Alamosa assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

Stockholders are urged to read the disclosure documents regarding the proposed Alamosa/AirGate transaction when they become available because they will contain important information. Stockholders will be able to obtain a free copy of such disclosure documents when they become available, as well as other filings containing information about Alamosa and AirGate, without charge, at the Commission's internet site (http://www.sec.gov). Copies of the disclosure documents and the filings with the Commission that will be incorporated by reference in such disclosure documents can also be obtained without charge, when they become available, by directing a request to Alamosa Holdings, Inc., 5225 S. Loop 289, Lubbock, Texas 79424, Attention: Jon Drake (806-722-1100).

The directors and executive officers of Alamosa may be deemed to be participants in the solicitation of proxies from Alamosa shareholders in respect of the proposed transaction with AirGate. Information regarding Alamosa's directors and executive officers is currently available in its proxy statement filed with the Commission by Alamosa on April 23, 2004. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the disclosure documents and other relevant materials that will be filed by Alamosa with the Commission when they become available.

Any information concerning AirGate contained in this document has been taken from, or is based upon, publicly available information. Although Alamosa does not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, Alamosa does not take any responsibility for the accuracy or completeness of such information.

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